EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT AND REPORT ON SCHEDULES

We consent to the use in this Registration Statement of Xcel Pharmaceuticals, Inc. on Form S-1 of our report on the financial statements of Xcel Pharmaceuticals, Inc. dated January 31, 2003 (March 31, 2003 as to the first paragraph in Note 11, August 7, 2003 as to the second paragraph in Note 11) and our report on the Diastat and Mysoline Products Statements of Product Contribution of Elan Corporation, plc. for the year ended December 31, 2000 and the three months ended March 31, 2001 dated December 14, 2001, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the headings “Selected Financial Data” and “Experts” in such Prospectus.

Our audits of the financial statements of Xcel Pharmaceuticals, Inc. referred to in our aforementioned report also included the financial statement schedule of Xcel Pharmaceuticals, Inc., listed in Item 16. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/    DELOITTE & TOUCHE LLP

San Diego, California

August 22, 2003